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                                                                Exhibit 99(a)7


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase dated July 24, 2001, and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
                            OF THE SERIES DESIGNATED
                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                            CSFBdirect COMMON STOCK
                                     OF
                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                     AT
                              $6.00 NET PER SHARE
                                     BY
                        CSFBDIRECT ACQUISITION CORP.
                        A WHOLLY OWNED SUBSIDIARY OF
                       CREDIT SUISSE FIRST BOSTON, INC.

      CSFBdirect Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation ("Parent") a wholly owned subsidiary of Credit Suisse Group, a company organized under the laws of Switzerland, is offering to purchase all of the issued and outstanding shares of common stock of the series designated Credit Suisse First Boston (USA), Inc. CSFBdirect Common Stock, par value
$.10 per share (the "Shares"), of Credit Suisse First Boston (USA), Inc. a Delaware corporation (the "Company"), for $6.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 24, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). The Shares track the performance of CSFBdirect, the Company's online brokerage business. Following the Offer, Purchaser intends to effect the Merger described below.

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON MONDAY, AUGUST 20, 2001,
                       UNLESS THE OFFER IS EXTENDED.
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      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 11, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer, and the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the
"Surviving Corporation"). At the effective time of the Merger (the "Effective Time") and without any action on the part of the holder thereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares held by Purchaser or any of its affiliates and other than Shares held by stockholders who have demanded and perfected appraisal rights under Delaware Law) will be converted into the right to receive $6.00 net in cash, or any higher price that may be paid per Share in the Offer, without interest.

       THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING AT THE MEETING, AND ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, (i) DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES (OTHER THAN PURCHASER OR ITS AFFILIATES) TO CONSUMMATE THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS") UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH DELAWARE LAW; (ii) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS; AND (iii) HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES (OTHER THAN PURCHASER OR ITS AFFILIATES) ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND ADOPT THE MERGER AGREEMENT IF SUBMITTED TO THEM FOR THEIR VOTE.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to EquiServe Trust Company, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer -- Acceptance for Payment and Payment for Shares" in the Offer to Purchase) pursuant to the procedure set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase, (ii) the Letter of Transmittal
(or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in "The Offer -- Acceptance for Payment and Payment for Shares" in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

      Purchaser expressly reserves the right, in its sole discretion
(but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in "The Offer -- Certain Conditions of the Offer" in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. If Parent or Purchaser are unable to consummate the Offer on August 20, 2001 due to the failure of any of the conditions to the Offer to be satisfied or waived, Purchaser will extend the Offer in increments of no less than five business days (at the discretion of Purchaser) until such date as is 45 days from the initial commencement of the Offer; provided, however, that Purchaser shall not be required to extend the Offer if any such condition is, in the reasonable judgment of Purchaser, incapable of being satisfied prior to the expiration of such 45 day period. Following satisfaction of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, Purchaser may elect to provide a subsequent offering period. This would allow Purchaser to accept additional Shares that were not tendered prior to the expiration of the Offer. During a subsequent offering period, Shares already tendered may not be withdrawn.

     Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Monday, August 20, 2001 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless


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theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 21, 2001. For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "The Offer-Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

      The receipt of cash in exchange for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax purposes. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM,
INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger see "The Offer - Certain United States Federal Income Tax Consequences" in the Offer to Purchase.

      The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent, the Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                          D. F. KING & CO., INC.

                             77 Water Street
                          New York, New York 10005
             Bankers and Brokers Call Collect: (212) 269-5550
                All Others Call Toll Free:  (800) 549-6650

                   The Dealer Manager for the Offer is:

                        CREDIT SUISSE FIRST BOSTON


                          Eleven Madison Avenue
                          New York, NY 10010-3629
                      Call Toll Free: (800) 646-4543

JULY 24, 2001